UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.             )

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COGENT COMMUNICATIONS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1015 31st Street
Washington, D.C. 20007
(202) 295-4200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2006

The Annual Meeting of Stockholders of Cogent Communications Group, Inc., a Delaware corporation (the “Company”), will be held on Friday, June 7, 2006, at 9:00 a.m., local time, at the Company’s offices at 1015 31st Street, NW, Washington, D.C. 20007, for the following purposes:

1.                To elect eight directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected or appointed.

2.                To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed Proxy Statement.

The Board of Directors has fixed April 18, 2006, as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed 2005 Annual Report to Stockholders for the fiscal year ended December 31, 2005.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

Ried Zulager, Secretary
Washington, D.C.
April 28, 2006

1015 31st Street
Washington, D.C. 20007
(202) 295-4200

PROXY STATEMENT

The Board of Directors of Cogent Communications Group, Inc. (the “Company”), a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 7, 2006, at 9:00 a.m., local time, at the Company’s offices at 1015 31st Street, NW, Washington, D.C. 20007, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders are first being mailed to stockholders on or about April 25, 2006.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company as of 5:00 p.m., April 18, 2006 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the outstanding voting securities of the Company consisted of 44,128,879 shares of common stock, par value $0.001 per share (the “Common Stock”).

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. Except in very limited circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Company’s Bylaws for approval of proposals presented to stockholders. In general, our Bylaws also provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Proxies

The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•       delivering written notice of revocation to the Company, Attention: Ried Zulager;

•       delivering a duly executed proxy bearing a later date to the Company; or

•       attending the Annual Meeting and voting in person.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted “FOR” the election of directors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

PROPOSAL
ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting to serve until their respective successors are elected and qualified. Nominees for election to the Board shall be approved by a majority of the votes cast by holders of the Common Stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

Set forth below is certain information concerning the eight directors of the Company nominated to be elected at the Annual Meeting:

Dave Schaeffer, age 50, founded our Company in August 1999 and is the Chairman of the Board of Directors and Chief Executive Officer. Prior to founding the Company, Mr. Schaeffer was the founder of Pathnet, Inc., a broadband telecommunications provider, where he served as Chief Executive Officer from 1995 until 1997 and as Chairman from 1997 until 1999. Mr. Schaeffer has been a director since 1999.

Edward F. Glassmeyer, age 64, has served on our Board of Directors since 2000. Mr. Glassmeyer was with Citicorp Venture Capital from 1968 to 1970 and The Sprout Capital Group, where he was Managing Partner from 1971 to 1974. He co-founded Charter Oak Enterprises, a merchant bank, in 1974. Today, Mr. Glassmeyer serves on the Board of Directors of a number of portfolio companies of Oak Investment Partners, a venture capital firm that he co-founded in 1978. He was a founding director of the National Venture Capital Association in 1973, and has served two terms as an Overseer of The Amos Tuck School of Business at Dartmouth College since July 1996.

Steven Brooks, age 54, has served on our Board of Directors since October 2003. Mr. Brooks currently serves as Managing Partner of BCP Capital Management, which he co-founded in 1999. From 1997 until 1999, Mr. Brooks headed the technology industry mergers and acquisition practice at Donaldson, Lufkin & Jenrette. Previously, Mr. Brooks held a variety of positions in the investment banking and private equity fields, including: Head of Global Technology Banking at Union Bank of Switzerland, Managing Partner of Corporate Finance at Robertson Stephens, founder and Managing Partner of West Coast technology investment banking at Alex Brown & Sons, and Principal at Rainwater, Inc., a private equity firm in Fort Worth, Texas. Mr. Brooks is a member of the Board of Directors of VERITAS Software Corporation, Pharsight Corporation and Proxim Corporation, as well as a number of private companies.

Kenneth D. Peterson, Jr., age 53, has served on our Board of Directors since November 2004. Mr. Peterson has been the Chairman and Chief Executive Officer of Columbia Ventures Corporation since its inception in 1988. Prior to 1988, Mr. Peterson was engaged in private legal practice. He is a member of the Board of Directors and of the audit committee of American Capital Strategies.

Jean-Jacques Bertrand, age 53, has served on our Board of Directors since April 2004. Mr. Bertrand has been Managing Partner of BNP Private Equity SA since 1998 and led the telecommunications and media group of BNP SA from 1990 to 1998. Prior to that, Mr. Bertrand held senior management functions with France Telecom and was appointed special adviser to the French Minister of Communications.

Erel N. Margalit, age 45, has served on our Board of Directors since 2000. Mr. Margalit has been Managing General Partner of Jerusalem Venture Partners since August 1997. He was a general partner of Jerusalem Pacific Ventures from December 1993 to August 1997. From 1990 to 1993, Mr. Margalit was

Director of Business Development of the City of Jerusalem. Mr. Margalit is a director of CyOptics, Inc., Sepaton, Inc., Native Networks, Ltd. and Cyber-Ark Software, Inc. Mr. Margalit, in his capacity as director of a company in Israel, is the subject of a proceeding in which the tax authorities have alleged that the Company (which is unrelated to us) failed to pay certain taxes. The proceeding is classified as criminal under the laws of Israel.

Timothy Weingarten, age 31, has served on our Board of Directors since October 2003. Mr. Weingarten is a partner at Worldview Technology Partners, and from 1996 to 2000 was a member of the telecom equipment research group at Robertson Stephens and Company. Mr. Weingarten is also a member of the Board of Directors of Force10 Networks, Visage Mobile, Movaz Networks, Avvenu Inc. and Ooma, Inc.

Richard T. Liebhaber, age 70, has served on our Board of Directors since March 2006. Mr. Liebhaber was with IBM from 1954 to 1985, where he held a variety of positions. Subsequently, he served as executive vice president and member of the management committee at MCI, and from 1992 to 1995, served on the board of directors of MCI. From 1995 to 2001, Mr. Liebhaber served as managing director at Veronis, Suhler & Associates, a New York media merchant banking firm. He also serves on the board of directors and chairs the board of Avici Systems, Inc. where he chairs the audit committee and serves on the compensation committee, ILOG Inc. where he serves on the governance committee and chairs the compensation committee, and JDS Uniphase where he serves on the development and governance committees.

All of the nominees for directors, other than Mr. Liebhaber, being voted upon at the Annual Meeting are directors standing for re-election. Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above.

Recommendation of the Board of Directors:

The Board recommends a vote “FOR” the election of all nominees named above.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors met 15 times during 2005 and acted by unanimous written consent 4 times. Each director, during his term as director, attended at least 75% of the aggregate number of meetings of the Board, except Messrs. Weingarten and Brooks. Each director, during his term as director, attended at least 75% of the aggregate number of meetings of the Committees of the Board of which he was a member, except Messrs. Margalit and Brooks. During 2005, the Board had a standing Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Nominating and Corporate Governance Committee

We established our Nominating and Corporate Governance Committee in April 2005. The members of this committee are Messrs. Glassmeyer and Brooks who are both independent members of our Board. Our Board has adopted a charter governing the activities of the Nominating and Corporate Governance Committee. The charter of the Nominating and Corporate Governance Committee may be found on the Company’s website at www.cogentco.com. Pursuant to its Charter, the Nominating and Corporate Governance Committee’s tasks include identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each annual meeting of stockholders, recommending director nominees for election at such meeting, making recommendations to the Board concerning the size and composition of the Board, conducting succession planning regarding the Chief Executive Officer and other senior officer positions of the Company and leading the Board in its annual review of Board performance. The committee also develops and recommends to the Board corporate governance principles applicable to the Company.

Board candidates are considered based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, and any other factors appropriate in the context of an assessment of the committee’s understood needs of the Board at that time. In addition, the committee considers whether the individual satisfies criteria for independence as may be required by applicable regulations and personal integrity and judgment. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

The Nominating and Corporate Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. No such firm has been retained by the Company in the past.

The Nominating and Corporate Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not to date adopted a formal process because it believes that the informal consideration process has been adequate to date. The committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the corporate Secretary, at least three months before the next annual meeting to assure time for meaningful consideration by the committee. See also “Notice of Stockholder Business and Nominations” for Bylaw requirements for nominations.

The Nominating and Corporate Governance Committee met two times in 2005 and did not act by unanimous written consent.

Stockholder Communication with Board Members

Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process, in which stockholder communications that are received by the Secretary for the Board’s attention, or summaries thereof, will be forwarded to the Board has served the Board’s and the stockholders’ needs. In view of Securities and Exchange Commission disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communications to the Board should be sent to it in care of the Secretary.

Code of Conduct

The Company’s Code of Conduct may be found on the Company’s website under the “Investor Relations” link at www.cogentco.com.

Board Member Attendance at Annual Meetings

The Company encourages all of its directors to attend the Annual Meeting of Stockholders. The Company generally holds a board meeting coincident with the Annual Meeting to minimize director travel obligations and facilitate their attendance at the Annual Meeting.

Director Independence

Nasdaq National Market Marketplace Rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by its members and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable Nasdaq National Market Marketplace Rules, the Board has determined that all of the directors are independent other than Messrs. Schaeffer and Peterson.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Messrs. Liebhaber (chairman), Bertrand, and Brooks, each of whom is independent as the term “independence” is defined in the applicable listing standards of Nasdaq and Rule 10A-3 under the Exchange Act. The Board has determined that each Messrs. Bertrand, Margalit and Brooks qualifies as an audit committee financial expert, as that term is defined in the Exchange Act. The responsibilities of this committee include:

•       the appointment, compensation, retention and oversight of our independent public accountants;

•       reviewing with the independent public accountants the plans and results of the audit engagement;

•       approving professional services provided by the independent public accountants;

•       reviewing our critical accounting policies, our Annual and Quarterly reports on Forms 10-K and 10-Q, and our earnings releases;

•       reviewing the independence of the independent public accountants; and

•       reviewing the adequacy of our internal accounting controls and overseeing our ethics program.

The Audit Committee met nine times during 2005 and did not act by unanimous written consent. The charter of the Audit Committee, as adopted by the Board in February 2006, is attached hereto as Appendix A.

Audit Committee Report

This report was filed by the Audit Committee prior to the election of Mr. Liebhaber to the Board and the committee.

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2005.

We have discussed with the independent auditors, Ernst & Young LLP, the matters required to be discussed with us by the American Institute of Certified Public Accountants, the Securities and Exchange Commission, the American Stock Exchange, the Nasdaq Stock Market and the Public Company Accounting Oversight Board, including those required by the Statement on Auditing Standards No. 61.

We have received and reviewed the letter from Ernst & Young LLP required by the Independence Standards Board, and have discussed with Ernst & Young their independence, including the written disclosures and letter required by Independence Standard No. 1 of the Independence Standards Board.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee:
Jean-Jacques Bertrand
Erel Margalit
Steven Brooks

Compensation Committee

The Compensation Committee consists of Messrs. Margalit, Glassmeyer and Brooks each of whom is independent as the term “independence” is defined in the applicable listing standards of Nasdaq.  This Committee is responsible for determining compensation for our executive officers and other employees, and administering the compensation programs.  The Compensation Committee met two times during 2005 and did not act by unanimous written consent.

Director Compensation

In 2005, we did not compensate any of our Board members for their participation on our Board of Directors, however, on October 26, 2005, the Board of Directors approved the following parameters for compensation of non-management directors for their services:

•       $1,000 cash per in-person board meeting for each non-management director, effective from January 1, 2006, and

•       7,500 shares of Common Stock per year to each non-management director, adjusted for partial year service, with 3,750 shares of Common Stock to be allocated to currently serving non-management directors (awarded in January 2006 for services provided during 2005).

EXECUTIVE OFFICERS AND KEY EMPLOYEE

Set forth below is certain information concerning the executive officers of the Company. Biographical information on Mr. Schaeffer is included under “Proposal—Election of Directors.”  All executive officers hold office until a successor is chosen and qualified.

EXECUTIVE OFFICERS

R. Reed Harrison III, age 57, joined us in July of 2004 and serves as President and Chief Operating Officer. Prior to joining us, Mr. Harrison served as Senior Vice President—Worldwide Network Engineering and Operations for AT&T, where he held a variety of senior management positions beginning in 1996. During the twelve years prior to that time, Mr. Harrison served in senior management positions at AT&T Network Systems and Bell Laboratories including President of the GTE Global Business Unit.

Thaddeus G. Weed, age 45, joined us in February 2000 and served as Vice President and Controller until May 2004 when he became our Chief Financial Officer. From 1997 to 1999, Mr. Weed served as Senior Vice President of Finance and Treasurer at Transaction Network Services where Mr. Weed undertook a broad range of financial management responsibilities. These responsibilities included financial planning, forecasting, budgeting, financial modeling, acquisition, and international expansion strategies and pro-forma analyses. From 1987 to 1997, Mr. Weed was employed at Arthur Andersen LLP where he served as Senior Audit Manager.

Robert N. Beury, Jr., age 52, joined us in September 2000 and serves as Chief Legal Officer (Vice President and General Counsel) and Assistant Secretary. Prior to joining us, Mr. Beury served as Deputy General Counsel of Iridium LLC, a mobile satellite service provider, from 1994 to 2000. From 1987 to 1994 Mr. Beury was General Counsel of Virginia’s Center for Innovative Technology, a non-profit corporation set up to develop the high tech industry in Virginia.

R. Brad Kummer, age 57, joined us in February 2000 and serves as Vice President of Optical Transport Engineering and Chief Technology Officer. Mr. Kummer spent the 25 years prior to joining us at Lucent Technologies (formerly Bell Laboratories), where he served in a variety of research and development and business development roles relating to optical fibers and systems. In his most recent work at Lucent, he was responsible for optical fiber systems engineering for long haul and metropolitan dense wavelength division multiplexing systems.

Timothy G. O’Neill, age 50, joined us in January 2001 and serves as the Vice President of Field Engineering. He is responsible for network construction and provisioning. From 1999 to 2001, Mr. O’Neill was employed at @Link Networks, Inc. where he served as Chief Network Officer. While at @Link Networks, Inc., Mr. O’Neill was responsible for engineering, implementing and operating an integrated communications network.

Mark A. Schleifer, age 37, joined us in October 2000 and serves as Vice President of IP Engineering. From 1994 to 2000, Mr. Schleifer served as Senior Director, Network Engineering at DIGEX/Intermedia, Incorporated, a provider of high-end managed Web and application hosting services. At DIGEX/Intermedia, Mr. Schleifer managed the Network Engineering group, Capacity Planning group, and Research and Development group. He was responsible for all technical aspects of initiating customer service, network troubleshooting, field installations, and new equipment testing for the leased line business. Mr. Schleifer also coordinated peering and backbone circuit deployment to maintain network throughput and availability.

Warren A. Thrasher, Jr., age 59, joined us in August 2004 and serves as Vice President of Global Customer Network Operations. Prior to joining us, he was Director of Network Engineering and Operations at AT&T, leading the expansion of its Mid-Atlantic network build-out. Mr. Thrasher has over 30 years experience in telecom at AT&T, Qwest, Bell South, and Bellcore (now part of Science Applications International Corporation). As Vice President at AT&T and a General Manager at BellSouth, he planned and executed the restructuring of large multi-functional organizations to reduce costs, improve quality, and shorten cycle times.

Jeffrey Karnes, age 34, joined the Company in May of 2004 and serves as Vice President of Global Sales and Chief Revenue Officer. Prior to joining the Company, Mr. Karnes served Vice President of Regional Sales at UUNet division of MCI Communications, where he had served in a number of positions in the sales organization since joining UUNet in 1995.

EXECUTIVE COMPENSATION

The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our Chief  Executive Officer and each of the four other most highly compensated executive officers, or the named executive officers, whose annual compensation equaled or exceeded $100,000 as of December 31, 2005.

Summary Compensation Table

					Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)		Bonus($)	Restricted Stock Awards($)(1)	Securities Underlying Options (#)(2)
Dave Schaeffer	2005	250,000		7,500	985,000	—
Chairman and Chief Executive Officer	2004	250,000		—	—	576,923
	2003	250,000		—	6,377,823	—
R. Reed Harrison III	2005	275,000		8,250	—	—
President and Chief Operating Officer	2004	187,500	(3)	—	—	324,119
	2003	—		—	—	—
Mark Schleifer	2005	208,000		6,240	—	10,000
Vice President, IP Engineering	2004	208,000		—	—	9,615
	2003	208,000		—	105,113	—
Robert N. Beury, Jr.	2005	203,542		6,000	—	10,000
Chief Legal Officer	2004	200,000		—	—	13,462
	2003	200,000		—	105,113	—
Jeffrey Karnes	2005	186,458		68,568	—	10,000
Vice President of Global Sales and Chief	2004	94,882	(4)	18,855	165,387	—
Revenue Officer	2003	—		—	—	—

(1)          Restricted stock awards in 2003 were shares of Series H preferred stock that were granted to our employees based upon the number of options held to purchase common stock, as discussed in more detail under “Management—Equity Plans.” The dollar value of such shares, as reflected here, assumes a per share value of the Series H preferred stock equal to its liquidation value of approximately $169 per share. All shares of Series H preferred stock converted into shares of our common stock in the equity conversion. Of the 200,000 shares granted to Mr. Schaeffer in 2005, 100,000 were immediately vested and 100,000 vested monthly beginning January 1, 2006 and concluding December 1, 2006. The number of shares and value as of December 31, 2005 of the restricted stock held by each executive officer (including restricted stock that is subject to forfeiture under certain circumstances) is: Mr. Schaeffer—1,864,844 shares with a value of $10,237,992; Mr. Schleifer—4,481 shares with a value of $24,601; Mr. Beury—13,962 shares with a value of $76,651; and Mr. Karnes—19,231 shares with a value of $105,578. (This calculation was made using a price of $5.49, which was the closing price of the stock on the last trading day of the year, December 30, 2005).

(2)          Options granted in 2004 were originally granted for Series H preferred stock. Securities amounts shown reflect options for common stock subsequent to our Equity Conversion and our reverse stock split in connection with our public offering during the first half of 2005.

(3)          Mr. Harrison became an employee in July 2004 at an annual salary of $275,000. This amount includes his salary from the date of employment plus a $50,000 moving allowance.

(4)          Mr. Karnes became an employee in May 2004 at a salary of $175,000.

Option Grants in Fiscal 2005

The following table shows information regarding individual option grants to our named executive officers during the fiscal year ended December 31, 2005. Options were granted at an exercise price equal to the fair market value on the date of grant. The term of each option granted is generally ten years from the date of grant. Options may terminate before expiration dates if the option holder’s employment is terminated prior to the option vesting:

		Individual Grants
	Number of Securities Underlying Options	% of Total Options Granted to Employees in Fiscal	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term
Name	Granted	Year	($/Sh)	Date	5% ($)	10% ($)
Dave Schaeffer	—	—	—	—	—	—
R. Reed Harrison III	—	—	—	—	—	—
Robert N. Beury, Jr.	10,000	4.6	4.88	10/26/2015	30,690	77,775
Jeffrey Karnes	10,000	4.6	4.88	10/26/2015	30,690	77,775
Mark Schleifer	10,000	4.6	4.88	10/26/2015	30,690	77,775

Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values

The following table shows information regarding option exercises by our named executive officers during the fiscal year ended December 31, 2005, and the value and number of options to purchase our Common Stock unexercised and outstanding as of December 31, 2005. Also included is the value and number of exercisable and unexercisable options held as of December 31, 2005 by such named executive officers:

•       “Exercise” means an employee’s acquisition of shares of Common Stock, “exercisable” means options to purchase shares of Common Stock which have already vested and which are subject to exercise, and “unexercisable” means all other options to purchase shares of Common Stock which have not vested.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options at Fiscal Year-End($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Dave Schaeffer	—	—	—	576,930	—	3,167,346
R. Reed Harrison III	—	—	114,792	209,327	—	—
Robert N. Beury, Jr.	—	—	5,688	17,774	28,177	51,828
Jeffrey Karnes	—	—	625	9,375	381	5,719
Mark Schleifer	—	—	4,246	15,370	20,261	38,629

Equity Plan Information

2003 Incentive Award Plan and Offer to Exchange.   During the third quarter of 2003, we adopted the 2003 Incentive Award Plan. We believed that adoption of the 2003 Award Plan was necessary to permit us to continue to incent our employees, consultants and directors by granting restricted stock awards as part of their overall compensation. The decision to grant shares of restricted preferred stock under the 2003 Award Plan was made in order to allow our management and employees to share in the proceeds of our sale or other liquidation when the amount of the proceeds resulted in a distribution to preferred stockholders under the liquidation provisions of the preferred stock, but were not sufficient to result in distributions to holders of our common stock. We anticipated that this structure would incent our management and employees by providing them with the possibility of reaping an economic benefit in a greater number of scenarios than would be the case if the 2003 Award Plan provided only for common stock grants.

The Compensation Committee determined that each of our employees would be eligible to receive grants of Series H preferred stock under the 2003 Award Plan pursuant to an arrangement that we refer to as the offer to exchange. The number of shares granted to each employee pursuant to the offer to exchange was based on the number of options to purchase common stock granted to that employee under our 2000 Equity Incentive Plan, and in the case of our Chief Executive Officer, former Chief Financial Officer and our current Chief Financial Officer, the number of options and shares of restricted common stock held by such individuals. As a condition to participating in the offer to exchange, employees were required to relinquish all options to purchase our common stock, and in the case of our Chief Executive Officer, former Chief Financial Officer and our current Chief Financial Officer, options to purchase our common stock and the restricted common stock previously issued to them. Restrictions on transfer of shares of Series H preferred stock granted pursuant to the offer to exchange were removed with respect to 27% of the shares granted upon receipt of the shares and then in equal monthly installments over the subsequent 35 months. The Series H preferred stock granted in the offer to exchange converted into shares of common stock in the Equity Conversion.

2004 Incentive Award Plan.   In 2004, we adopted our 2004 Incentive Award Plan. The 2004 Award Plan is intended to enhance and supplement the 2003 Award Plan and the awards made thereunder by broadening the types of awards that may be granted to employees and consultants and by providing for grants to directors. In addition to awards of restricted shares of common stock, the 2004 Award Plan provides us with the ability to award other equity-based incentive compensation, such as options to purchase shares of our common stock, stock appreciation rights, dividend equivalent rights, performance awards, restricted stock units, deferred stock and stock payments to employees, consultants and directors.

The principal purpose for the adoption of the 2004 Award Plan was to promote the success of our business and enhance our value by linking the personal interests of employees, consultants and directors to our success and by providing these individuals with an incentive for outstanding performance. We believe that the 2004 Plan also gives us the flexibility to offer a variety of types of compensation and to remain competitive in recruiting and retaining qualified key personnel. In April 2005, our Board of Directors and shareholders approved an increase in the number of shares available for grant under the 2004 Award Plan by 600,000 shares of common stock. As of March 1, 2006, there were 446,146 shares of common stock awardable for grant under the 2004 Award Plan.

As of December 31, 2005, a total of 2,965,523 shares were subject to outstanding stock options and restricted stock held by approximately 296 participants under the award plans. On December 30, 2005 the closing price of the our Common Stock on the American Stock Exchange was $5.49 per share.

We currently maintain only the 2003 Award Plan and 2004 Award Plan, each of which has been approved by our stockholders. The following table provides information as of December 31, 2005 about outstanding options and shares reserved for future issuance under the award plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,965,523	$1.12	563,445
Equity compensation plans not approved by security holders	—	—	—
Total	2,965,523	$1.12	563,445

Bonus

The Company’s executive officers and employees are eligible to receive cash bonuses as may be determined by the Compensation Committee to the extent that pertinent objectives are achieved. The component objectives utilized by the Compensation Committee in determining bonus eligibility are the extent to which the Company achieves annual financial targets for revenue, cash flow and for earnings before interest, taxes, depreciation, and amortization (“EBITDA”). The nature and weighting of these objectives are established prospectively each year by the Compensation Committee, and the payment of bonuses to a participant is determined by the Compensation Committee on the basis of an annual, retrospective assessment of Company and individual performance.

EMPLOYMENT AGREEMENTS

Each of Messrs. Schaeffer, Schleifer, Beury, Karnes, and Harrison entered into an employment agreement with us. The agreements are as follows:

Dave Schaeffer Employment Agreement.   Dave Schaeffer has an employment agreement that provides for a minimum annual salary of $250,000 for his services as Chief Executive Officer. He also receives all of our standard employee benefits and a life insurance policy with a death benefit of $2 million. If he is discharged without cause or resigns for good reason, he is entitled to a lump sum amount equal to his annual salary at the time and continuation of his benefits for one year. If he is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to additional payment to reimburse him for all taxes, up to a maximum additional payment of 20% of the amount subject to tax. In the event of a change of control, 100% of his then unvested restricted stock and options will vest immediately.

Mark Schleifer Employment Agreement.   Mark Schleifer’s employment agreement provides for a minimum annual salary of $208,000 for his services as Vice President, IP Engineering. In the event that his employment with us is terminated without cause or constructively terminated without cause, the agreement entitles him to six months of salary and continuation of benefits for six months. In the event of a change of control the vesting of his restricted stock accelerates so that he will be 100% vested in not less than 12 months following the change of control. In the event of a change of control resulting in his termination without cause, 100% of his then restricted stock and options will vest immediately.

Robert N. Beury, Jr. Employment Agreement.   Robert Beury’s employment agreement provides for a minimum annual salary of $196,000 for his services as Chief Legal Officer. The agreement entitles him to six months of salary and six months of benefits in the event that his employment with us is terminated without cause or constructively terminated. In the event of a change of control the vesting of his restricted stock accelerates so that he will be 100% vested in not less than 12 months following the change of control. In the event of a change of control resulting in his termination without cause, 100% of his then restricted stock and options will vest immediately.

Jeffrey Karnes Employment Agreement.   Jeffrey Karnes’s employment agreement provides for a minimum annual salary of $175,000 for his services as Vice President of Global Sales and Chief Revenue Officer. In the event that his employment with us is terminated without cause or constructively terminated without cause, the agreement entitles him to three months salary and continuation of benefits for six months. In the event of a change of control the vesting of his restricted stock accelerates so that he will be 100% vested in not less than 12 months following the change of control. In the event of a change in control resulting in his termination without cause, 100% of his then restricted stock and options will vest immediately.

R. Reed Harrison III Employment Agreement.   Reed Harrison’s employment agreement provides for a minimum annual salary of $275,000. The agreement entitles him to six months of salary and six months of benefits in the event that his employment with us is terminated without cause or constructively terminated. In the event of a change of control his options will be 100% vested in not less than 12 months following the change of control. In the event of a change of control resulting in his termination without cause, 100% of his then restricted stock options will vest immediately.

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for determining compensation for the Company’s executive officers and other employees, and administering the 2003 Incentive Award Plan, the 2004 Incentive Award Plan, the Company’s management bonus plan and other compensation programs. In 2004, the Compensation Committee consisted of Messrs. Glassmeyer, Margalit, and Brooks. In April 2005, Mr. Weingarten replaced Mr. Brooks on the committee.

The compensation of the Chief Executive Officer was originally determined in negotiations with the venture capitalists who initially invested in the company in February of 2000, and is governed by the terms of his employment agreement that is discussed above. The compensation of subsequently hired executive officers was determined in negotiations between the Chief Executive Officer and such executive officers and in consultation with the Board of Directors and the Compensation Committee and in most cases is governed by the terms of employment agreements. Subsequent adjustments to the compensation of executive officers other than the Chief Executive Officer have been made based upon the recommendation of the Chief Executive Officer after consultation with the Compensation Committee.

The Company’s current executive compensation program is composed primarily of salary paid in cash, bonuses paid in cash, stock options and restricted stock. All Company executive officers also participate in the Company’s benefit programs, including the Company’s 401(k) plan and its medical, dental and other benefits plans.

Salary

As described above, the Compensation Committee periodically reviews the compensation of the Company’s Chief Executive Officer and each executive officer and, subject to applicable employment agreements, determines the compensation for each executive based upon the nature and extent of the executive’s responsibilities; the executive’s performance; comparative compensation levels for the executive’s peers, both within the Company and in comparable companies; and the Company’s attainment of certain financial and strategic objectives and other factors.

Bonus

The Company’s executive officers and employees are eligible to receive cash bonuses as may be determined by the Compensation Committee to the extent that pertinent objectives are achieved. The component objectives utilized by the Compensation Committee in determining bonus eligibility are the extent to which the Company achieves annual financial targets for revenue, cash flow, and for earnings before interest, taxes, depreciation, and amortization (“EBITDA”). The nature and weighting of these objectives are established prospectively each year by the Compensation Committee, and the payment of bonuses to participant is determined by the Compensation Committee on the basis of an annual, retrospective assessment of Company and individual performance.

Options and Restricted Stock

The Company has made awards of options and restricted stock to employees to align their interests with the Company’s outside stockholders. Almost every employee has received options.

Vesting of options under the Award Plan is based on continued employment. All awards under the Award Plan are determined by the Compensation Committee and/or the full Board of Directors as appropriate, taking into account such factors as the nature of the participant’s responsibilities and the business priorities of the Company.

Based on its evaluation of the performance of the executive officers, the Compensation Committee believes that the Company’s executive officers are committed to achieving positive long-term financial performance and enhanced stockholder value, and that the compensation policies and programs discussed in this report have motivated the Company’s executive officers to work toward these goals.

Tax Deductibility of Compensation

Section 162(m) of the Code limits the Company’s federal income tax deduction for certain executive compensation in excess of $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated executive officers. The $1,000,000 deduction limit does not apply, however, to “performance—based compensation” as that term is defined in Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder. The Award Plan is structured so that awards granted under that plan may, subject to certain conditions, qualify as performance based compensation under Section 162(m) of the Code. The Compensation Committee recognizes the possibility that if the amount of the base salary and other compensation of a named executive officer exceeds $1,000,000, it may not be fully deductible for federal income tax purposes. The Compensation Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified as to preserve any deduction otherwise available.

Compensation Committee:
Erel Margalit
Edward Glassmeyer
Timothy Weingarten

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2005:

•       The Compensation Committee was comprised of Messrs. Margalit, Glassmeyer, Weingarten (beginning April 2005) and Brooks (through April 2005);

•       None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•       None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000;

•       None of the Company’s executive officers served on the Compensation Committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•       None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•       None of the Company’s executive officers served on the Compensation Committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table provides summary information regarding beneficial ownership of our outstanding capital stock as of March 1, 2006, for:

•       each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

•       each of the executive officers named in the Summary Compensation Table;

•       each of our directors and nominees to become a director; and

•       all of our directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of Common Stock held by them. Shares of Common Stock subject to options currently exercisable or exercisable within the period 60 days after March 1, 2006, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person.

Unless otherwise noted, the address for each director and executive officer is c/o Cogent Communications Group, Inc., 1015 31st Street, Washington, D.C. 20007.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage Of Ownership
Entities affiliated with Jerusalem Venture Partners	5,706,584	12.9%
Building One
Mahla, Jerusalem 91487(1)
Entities affiliated with Oak Investment Partners IX, LP	4,739,999	10.7%
One Gorham Island
Westport, CT 06880(2)
Entities affiliated with BNP Europe Telecom & Media Fund II, LP(3)	4,277,743	9.7%
BNP Private Equity SA
C/O CIBC Financial Center 3RD floor, 11 Dr Roy’s Drive, P.O. BOX 694
GT. Grand Cayman, Grand Cayman Island
Entities affiliated with Worldview Technology Partners	3,460,265	7.8%
435 Tasso Street, #120
Palo Alto, CA 94301(4)
Columbia Ventures Corporation 203 SE Park Plaza Drive, Suite 270 Vancover, WA 98684	3,099,814	7.0%
Entities affiliated with BCP Capital (previously Broadview Capital Partners)	2,166,533	4.9%
1810 Gateway Drive, Suite 260
San Mateo, CA 94404(5)
FMR Corporation	2,580,200	5.8%
82 Devonshire Street
Boston, Massachusetts 02109(6)
Dave Schaeffer(7)	1,715,640	3.9%
Erel Margalit(1)	5,710,334	12.9%
Edward Glassmeyer(2)	4,743,749	10.8%
Jean-Jacques Bertrand(3)	4,281,493	9.7%
Timothy Weingarten(4)	3,464,015	7.9%
Steven Brooks(5)	2,170,283	4.9%
Richard T. Liebhaber	—	—
Kenneth Peterson(8)	3,103,564	7.0%
R. Reed Harrison III(9)	148,554	*
Robert Beury, Jr.	5,803	*
Jeffrey Karnes	11,090	*
Mark Schleifer	9,479	*
Directors and executive officers as a group (16 persons)(10)	25,433,281	57.6%

*                    Denotes less than 1% ownership.

(1)          Includes shares held by entities affiliated with Jerusalem Venture Partners, of which Mr. Margalit is Managing General Partner, including: (a) JVP III, LP, (b) JVP III (Israel) LP, (c) JVP Entrepreneurs Fund LP, (d) JVP IV, LP, (e) JVP-IV-A LP, and (f) JVP IV (Israel) LP. Mr. Margalit disclaims beneficial ownership of such shares.

(2)          Includes shares held by entities affiliated with Oak Investment Partners, of which Mr. Glassmeyer is a director, including: (a) Oak Investment Partners IX, LP, (b) Oak IX Affiliates Fund, LP, and (c) Oak IX Affiliates (Annex), LP. Mr. Glassmeyer disclaims beneficial ownership of such shares.

(3)          Includes shares held by Natio Vie Developpement3, Fonds Communde Placement a Risque, or NVD3, and BNP Europe Telecom & Media Fund II, or BNP ETMF. BNP ETMF may be deemed to beneficially own the shares owned by NVD3 by virtue of their relationship, whereby BNP Paribas Private Equity SA, or BNP PE is the management company of NVD 3 and BNP PE shares certain common officers with General Business Finance and Investments Ltd, or GBFI, the general partner of BNP ETMF. Mr. Bertrand is an officer of BNP PE and a director and one of the shareholders of GBFI. Mr. Bertrand disclaims beneficial ownership of the shares held by NVD3 and BNP ETMF.

(4)          Includes shares held by entities affiliated with Worldview Technology Partners, of which Mr. Weingarten is an employee, including: (a) Worldview Technology Partners III, LP, (b) Worldview Technology International III, LP, (c) Worldview Strategy III, LP, (d) Worldview III Carrier Fund, LP, (e) Worldview Technology Partners IV, LP, (f) Worldview Technology International IV, LP, and (g) Worldview Strategic Partners IV, LP. Mr. Weingarten disclaims beneficial ownership of such shares.

(5)          Includes shares held by entities affiliated with BCP Capital, of which Mr. Brooks is Managing Director, including: (a) BCI Holdings LP, (b) Broadview Holdings LLP, (c) Broadview BCPSBS Fund, (d) BCP Associates Fund LLC (previously known as Broadview Capital Partners Affiliates Fund LLC), (e) BCP General LLC (previously known as Broadview Capital Partners Management LLC), and (f) BCP Capital QPF, L.P. (previously known as Broadview Capital Partners Qualified Purchaser Fund L.P.). Mr. Brooks disclaims beneficial ownership of such shares.

(6)          Includes shares held by Fidelity Management & Research Company, or Fidelity, and its various funds, which are controlled by Edward C. Johnson III and FMR Corp. Each of Mr. Johnson III, who is the Chairman of FMR Corp., and FMR Corp. has sole power to dispose of the 2,580,200 shares owned by the Funds. Neither Mr. Johnson III nor FMR Corp. has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by such boards of trustees. The information herein regarding this stockholder is derived from such stockholder’s Schedule 13G filed with the SEC on February 14, 2006.

(7)          Includes 310,942 shares of common stock, 304,192 of which are owned directly by Mr. Schaeffer and 6,750 shares of which are held by the Schaeffer Descendant’s Trust. Mr. Schaeffer disclaims beneficial ownership of such shares. Also includes options for 1,363,032 shares of common stock and 41,666 shares of restricted stock.

(8)          Includes shares held by Columbia Ventures Corporation, of which Mr. Peterson is Chief Executive Officer.

(9)          Consists of options.

(10)   Consists of Dave Schaeffer, Erel Margalit, Edward Glassmeyer, Jean-Jacques Bertrand, Timothy Weingarten, Steven Brooks, Richard T. Liebhaber, Kenneth Peterson, R. Reed Harrison III, Robert Beury, Jr., Jeffrey Karnes, Mark Schleifer, Thaddeus Weed, R. Brad Kummer, Timothy O’Neill and Warren Thrasher.

PERFORMANCE GRAPH

The Company, in connection with its merger with Allied Riser Communications Corporation, began trading shares of its common stock on the American Stock Exchange in February 2002. On March 6, 2006, the Company’s shares of Common Stock began trading on the Nasdaq National Market. The chart below compares the relative changes in the cumulative total return of the Company’s Common Stock for the period February 5, 2002 - December 31, 2005, against the cumulative total return for the same period of the (1) The Standard & Poors 500 (S&P 500) Index and (2) an industry peer group consisting of Savvis Communications Corporation (NASDAQ: SVVS); Internap Network Services Corporation (AMEX: IIP); and Time Warner Telecom Inc. (NASDAQ: TWTC). The comparison assumes $100 was invested on February 5, 2002 in the Company’s common stock, the S&P 500 Index and the industry peer group, with dividends, if any, reinvested.

COMPARISON OF 47 MONTH CUMULATIVE TOTAL RETURN*

AMONG COGENT COMMUNICATIONS GROUP, THE S & P INDEX
AND A PEER GROUP

*                    $100 invested on 2/5/02 in stock or on 1/31/02 in index—including reinvestment of dividends. Fiscal year ending December 1.

                           Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

**             FASTNET Corporation (Pink Sheets: FSSTQ) was acquired in 2004 and U.S. RealTel, Inc. (OTC: USRT) changed its name to Cypress Communications Holding Co., Inc. (Pink Sheets: CYHI) which ceased trading as of 6/30/05. Both have been removed from the peer group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

We have employment agreements with certain of our named executive officers as described in “Proposal—Employment Agreements.”

Our Headquarters Lease

We lease office space in Washington, D.C. from a partnership of which our Chairman and Chief Executive Officer, Dave Schaeffer, is the general partner. The annual rent for this space is approximately $400,000 and the lease expires August 31, 2006 with an option to renew. We believe that this lease agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party.

Transactions with Columbia Ventures Corporation

We have obtained transatlantic fiber optic circuits from a subsidiary of Columbia Ventures Corporation. Columbia Ventures Corporation is owned by one of our directors, Kenneth D. Peterson Jr., and is the holder of approximately 7.0% of our Common Stock. The price for the circuits is approximately $53,000 per month and in 2005, we paid the subsidiary of Columbia Ventures $160,000 to lease such circuits. We believe that these terms are at least as advantageous to us as those we could receive from an unaffiliated party.

Transactions with CTC Communications Corporation

The Company has also entered into an agency sales and mutual marketing agreement with CTC Communications Corporation, a company owned indirectly by one of the Company’s directors, Kenneth D. Peterson Jr. CTC is also a customer of the Company. The Company currently receives approximately $4,000 per month from CTC and during the year 2005, received approximately $66,000 for the services it provides to CTC.

Reimbursement for services provided by LNG employees

In 2005, the Company reimbursed LNG Holds S.A., a company owned by the Company’s chief executive officer, Dave Schaeffer, for the approximate $200,000 of salaries paid to two employees of LNG that were providing Cogent Europe accounting and management services during 2004. In November 2004, these two employees became employees of Cogent Europe. The Company acquired from LNG in January 2004 LNG’s operating subsidiaries in France and Spain.

Purchases from Cisco Systems, Inc.

In April 2005, the Company entered into a letter of credit for $0.5 million between its commercial bank and Cisco Capital related to a $1.2 million purchase of Cisco network equipment. At the time Cisco owned more than 5% of the Company’s common stock. The equipment was delivered to the Company in the third quarter of 2005. In October 2005, the Company entered into an additional $0.5 million letter of credit related to a $3.6 million purchase order for Cisco equipment and prepaid $0.7 million against this purchase. The letters of credit and the $1.0 million restricted short-term investments securing these letters of credit are expected to be released in the first half of 2006 when the final payments for this equipment are made. The Company purchased approximately $5.0 million of network equipment from Cisco for the year ended December 31, 2005. At December 31, 2005 the Company had outstanding purchase obligations to Cisco of approximately $1.8 million.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based on its records and other information, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers for 2004 were timely met.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has reappointed Ernst & Young LLP as the independent public accounting firm to audit our financial statements for the fiscal year beginning January 1, 2006. In making this appointment, the Audit Committee considered whether the audit and non-audit services Ernst & Young LLP provides are compatible with maintaining the independence of our outside auditors. The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young LLP before the firm is retained. The policy requires an individual review by the committee in advance of each service to be provided by Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Fees and Services of Ernst & Young LLP

The following table summarizes fees billed to the Company by Ernst & Young LLP for fiscal years 2005 and 2004:

	Fees
Service	2005	2004
	($ in thousands)
Audit Fees(1)	$1,291,000	$803,000
Audit-Related Fees	10,000	—
Tax Fees(2)	129,000	400,000
Total	1,430,000	1,203,000

(1)          Fees for audit services include fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required internationally, and fees related to registration statements.

(2)          Tax fees included tax compliance, tax advice and tax planning, including expatriate tax services.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the annual meeting of Stockholders in 2007 must be received by Ried Zulager, Secretary, Cogent Communications Group, Inc., 1015 31st Street, Washington, D.C. 20007, no later than March 9, 2007.

The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing during the period 120 to 90 days before the first anniversary of the date of the preceding year’s annual meeting or, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 120 to 90 days before such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company. These stockholder notices must set forth certain information specified in the Company’s Bylaws.

OTHER MATTERS

The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

A copy of the Company’s 2005 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended December 31, 2005 on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Cogent Communications Group, Inc., Attn: Investor Relations, 1015 31st Street, Washington, D.C. 20007. Stockholders may also obtain a copy of the Form 10-K by accessing the Company’s website at www.cogentco.com.

By Order of the Board of Directors

Ried Zulager, Secretary
Washington, D.C.
April 28, 2006

APPENDIX A

AUDIT COMMITTEE CHARTER
of the Audit Committee
of Cogent Communications Group, Inc.

This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of Cogent Communications Group, Inc. (the “Company”) on February 7, 2006.

I.   Purpose

The purpose of the Audit Committee (the “Committee”) is to assist the Board with its oversight responsibilities regarding (i) the integrity of the Company’s financial statements and audits thereof, (ii) the independent auditor’s qualifications, independence and performance and (iii) the Company’s accounting and financial reporting processes.

Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

The term “review” as used in this Charter is not intended to mean an auditor’s review of financial statements and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II.   Membership

The Committee shall have at least three members appointed by the Board, with one member appointed as the Chair of the Committee (“Chair”). The entire Committee shall consist solely of independent directors.  In particular, an independent director may not accept, directly or indirectly, any consulting, advisory or compensatory fees from the Company and may not be an affiliate of the Company.

Each Committee member shall be financially literate as determined by the Board in its business judgment at the time of his or her appointment to the Committee. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the member’s financial sophistication, including but not limited do, being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Independence and financial literacy shall be determined pursuant to the standards specified by the SEC, the American Stock Exchange, and the National Association of Securities Dealers Automated Quotations (“NASDAQ”) (including an affirmative determination of independent status by the Board).

The members of the Committee, including the Chair, shall be appointed by the Board on the recommendation of a majority of the independent directors. Committee members may be removed from the Committee, with or without cause, by the Board.

III.   Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management with the independent auditor.

The Committee may exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

IV.   Powers and Responsibilities

1.     Appointment and Oversight.   The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

2.     Pre-Approval of Services.   Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

3.     Investigations.   The Committee may conduct or authorize, if it considers appropriate, investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

4.     Additional delegations of authority.   In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

5.     Independence of Independent Auditor.   The Committee shall discuss with the independent auditor its independence from the Company, and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, and consider the impact that any relationships or services may have on the objectivity and independence of the independent auditor.

           (i)  The Committee shall assume the responsibility for taking, or for recommending that the Board take, appropriate action to oversee the independence of the outside auditor.

Annual Financial Statements and Annual Audit

6.     Meetings with Management, the Independent Auditor and the Internal Auditor.

           (i)  The Committee shall meet with management and the independent auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

         (ii)  The Committee shall review and discuss with management and the independent auditor:  (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; (B) issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (C) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (D) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

        (iii)  The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

7.     Separate Meetings with the Independent Auditor.

           (i)  The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the Independent Auditor are:  (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise) and (B) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

         (ii)  The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding:  (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

        (iii)  The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

8.     Recommendation to Include Financial Statements in Annual Report.   The Committee shall, based on the review and discussions in paragraphs above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to paragraphs above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

9.     The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements.

Quarterly Financial Statements

10.   Meetings with Management, the Independent Auditor and the Internal Auditor. The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Related Party Transactions

11.   The Committee shall review and approve all related party transactions. Related party transactions shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

Other Powers and Responsibilities

12.   The Committee shall consider any correspondence from or with regulators or governmental agencies, any employee complaints, any legal matters or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function. Where the Committee believes additional review, investigation, or action is necessary it shall do so.

13.   The Committee shall have the authority to engage independent counsel and other advisers, as it deems necessary to carry out its duties.

14.   The Committee shall establish procedures by which the Company shall provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, (ii) for payment of compensation to any advisors employed by the Committee, and (iii) for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

15.   The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters. The Committee shall periodically review such procedures to ensure their effectiveness and to ensure the Company’s compliance with such procedures.

16.   The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the performance and independence of the Company’s independent auditor, or any other matter the Committee determines is necessary or advisable to report to the Board.

17.   The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

COGENT COMMUNICATIONS GROUP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
 FRIDAY, JUNE 7, 2006 AT 9:00 A.M.

The undersigned holder of common stock, par value $0.001, of Cogent Communications Group, Inc. (the “Company”) hereby appoints Robert N. Beury and Ried Zulager, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 7, 2006 at 9:00 a.m. local time, at the Company’s offices at 1015 31st Street, NW, Washington, D.C. 20007, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the proposals and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

(SEE REVERSE SIDE)

(Reverse)

Annual Meeting of Stockholders
COGENT COMMUNICATIONS GROUP, INC.

June 7, 2006

☒		Please mark votes as in this example.

The Board of Directors recommends a vote “FOR” the Proposal.

1.		PROPOSAL – Election of Directors

☐ FOR all nominees listed below (except as marked to the contrary).

☐ WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees: Dave Schaeffer, Edward F. Glassmeyer, Steven Brooks, Kenneth D. Peterson, Jr., Jean-Jacques Bertrand, Erel N. Margalit, Timothy Weingarten and Richard T. Liebhaber.

(INSTRUCTIONS:	to withhold authority to vote for any individual nominee, mark the “FOR” box and write that nominee’s name in the space provided below.)

2.		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement in which the Proposal is fully explained.

Signature:	Date:	Signature (if held jointly):	Date:

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.